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                                                             EXHIBIT 99.17(c)(3)

                           LIBERTY MEDIA CORPORATION
                     8101 EAST PRENTICE AVENUE, SUITE 500
                           ENGLEWOOD, COLORADO 80111

March 15, 1998

Mr. Robert L. Johnson
2915 Audubon Terrace, NW
Washington, D.C. 20018

Dear Sir:

   This Letter and the attached Term Sheet relate to the prospective management and ownership of the business of BET Holdings, Inc. (BET) following our joint acquisition of BET pursuant to the Agreement and Plan of Merger, dated as of March 15, 1998, among BET, BTV Acquisition Corporation, Robert L. Johnson (JOHNSON) and Liberty Media Corporation (LIBERTY). Subject to the following paragraph, the agreements contained in this letter and in the attached Term Sheet (collectively, this LETTER AGREEMENT) shall become effective upon the effective date of the Merger (as defined in the Agreement and Plan of Merger). Except as otherwise expressly provided in this Letter Agreement, this Letter Agreement shall not affect the obligations of the parties under the letter agreement dated September 11, 1997, which letter agreement is hereby ratified and confirmed.

   The parties intend that the covenants and agreements set forth in this Letter Agreement will be superseded by a definitive stockholders' agreement and other agreements and instruments (collectively, the DEFINITIVE AGREEMENTS) that will contain provisions incorporating and expanding upon the terms, conditions and agreements set forth in this Letter Agreement, together with other provisions which may be customary in the case of transactions of the type described in this Letter Agreement, and such other provisions as are reasonable or appropriate in the context of the transactions contemplated by this Letter Agreement. Notwithstanding the foregoing, the parties expressly acknowledge and agree that this Letter Agreement constitutes a binding agreement among them, until the Definitive Agreements are executed and delivered. If the Definitive Agreements are not executed and delivered prior to the effective time of the Merger, then this Letter Agreement shall be deemed to constitute the Definitive Agreements.

   Each party represents to the other party that this Letter Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, and is enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity.

   This Letter Agreement may be executed in counterparts, each of which shall be deemed

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an original and all of which shall constitute one and the same instrument. This
Letter Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law rules. The parties agree that irreparable damage will occur if any provision of this Letter Agreement is not performed in accordance with its terms, and that the parties shall be entitled to specific performance of the terms of this Letter Agreement in addition to any other remedy at law or in equity.

   If this Letter Agreement is in accordance with your understanding please indicate your agreement by signing below, at which time this letter will constitute a binding agreement among us.

Very truly yours,

Liberty Media Corporation

By: /s/ Robert R. Bennett
   ------------------------
Name:  Robert R. Bennett
Title: President

Accepted And Agreed
March 15, 1998

 /s/ Robert L Johnson
---------------------------
Robert L. Johnson

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                      STOCKHOLDERS' AGREEMENT TERM SHEET

   The following constitute the terms of the stockholders' agreement to be entered into by Liberty Media Corporation, a Delaware corporation (LIBERTY), and Robert L. Johnson and/or a corporation, partnership, limited liability company, trust, or other business entity at least 90% of which is owned and controlled by him, with respect to the equity securities of the surviving corporation following the merger of BTV Acquisition Corp. (or an affiliate thereof) with and into BET Holdings, Inc. (the MERGER) pursuant to the Agreement and Plan of Merger among Johnson, Liberty, BTV Acquisition Corp. and BET Holdings, Inc. (the MERGER AGREEMENT). As used in this Letter Agreement, the term COMPANY shall mean the surviving corporation in the Merger, and the term JOHNSON shall mean Robert
L. Johnson or, if the context requires, shall mean such corporation, partnership, limited liability company, trust, or other business entity at least 90% of which is owned and controlled by him.

   1. SCOPE. The purpose of this Letter Agreement or any Definitive Agreements that supersede this Letter Agreement (collectively, this AGREEMENT) is to set forth the relationship of the parties with respect to, among other matters, (i) all equity securities of the Company, including any securities exchangeable for or convertible into equity securities of the Company and any securities which upon exercise entitle the holder to acquire any other equity securities (collectively, the COMPANY SECURITIES) held by Liberty and Johnson (each, a STOCKHOLDER) and their respective Affiliates (as defined below), and (ii) the management of the Company. For purposes of this Agreement:

   (a) In the case of Johnson, his Affiliates comprise all entities at least 90% of whose voting securities he owns directly or indirectly. Johnson and his Affiliates together will be referred to as the JOHNSON STOCKHOLDER GROUP.

   (b) In the case of Liberty, its Affiliates comprise all entities at least 90% of whose voting securities its owns directly or indirectly and all entities at least 90% of whose voting securities are owned directly or indirectly by Tele-Communications, Inc. (TCI). Liberty and its Affiliates together will be referred to as the LIBERTY STOCKHOLDER GROUP.

   2. MANAGEMENT RIGHTS. Each Stockholder shall be entitled to vote its Company Securities as it determines in its sole discretion except as follows:

   (a) Each Stockholder agrees to take or cause to be taken all reasonable actions required for the election of a slate of directors of the Company containing a minimum of two directors designated by Liberty and a minimum of two directors designated by Johnson.

   (b) If the Company's board of directors includes more than four directors, the Stockholders shall be free to exercise their voting rights with respect to the additional directors as

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they see fit. As of the consummation of the Merger, the Company's board of directors will comprise seven directors.

   3. FUNDAMENTAL MATTERS. If Robert L. Johnson ceases to act as Chairman of the Board and Chief Executive Officer of the Company on a full time basis (including as a result of Johnson's death or disability (where disability shall mean his inability to perform the duties of Chairman and CEO on a full time basis for any period of 180 consecutive days due to mental or physical illness or injury) the Company will not approve, disapprove or effectuate any of the following matters (the FUNDAMENTAL MATTERS) without the consent of Liberty:

   (a) any material amendments to the Company's Certificate of Incorporation or Bylaws;

   (b) any merger or other business combination involving the Company which results in the creation or issuance of any new class of securities or any change in the characteristics of its already-outstanding capital stock;

   (c) any sale, transfer or other disposition, in one transaction or a series of related transactions, of all or substantially all of the Company's consolidated assets or business;

   (d) any transaction (other than those contemplated by this Letter Agreement) between the Company and its affiliates, on the one hand, and the members of the Johnson Stockholder Group and their respective Affiliates, on the other hand;

   (e) any transaction not in the ordinary course of business, launching new or additional channels or engaging in any new field of business, in any case, which will result in, or will have a reasonable likelihood of resulting in, Liberty or any member of its Stockholder Group being required under law to divest itself of all or any part of its Company Securities, or interests therein, or any other material assets of such entity, or which will render such entity's continued ownership of such stock or assets illegal or subject to the imposition of a fine or penalty or which will impose material additional restrictions or limitations on such entity's full rights of ownership (including, without limitation, voting) thereof or therein;

   (f) the commencement or settlement of any litigation or arbitration other than in the ordinary course of the Company's business or that is likely to have a material adverse effect upon the Company;

   (g) the acquisition or disposition, directly or indirectly (by merger, consolidation or otherwise), by the Company or any of its subsidiaries, of a material portion of the Company's consolidated assets or business, in one transaction or a series of related transactions (where material shall mean assets or businesses having a value of 10% or more of the Company's consolidated assets before such acquisition or disposition);

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   (i)  the incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness or other liability (including suretyship and contingent liabilities) or obligation for borrowed money (or any refinancings of outstanding indebtedness), in one transaction or a series of related transactions, if the amount of such borrowed money exceeds 10% of the Company's consolidated assets determined prior to such incurrence, assumption or guarantee;

   (j)  any liquidation or dissolution of the Company;

   (k) the issuance, grant, offer, sale, acquisition or disposition of any Company Securities or the equity securities of any of the Company's subsidiaries (other than pursuant to Company stock option and similar plans, either pre-existing or as approved by Liberty);

   (l) the declaration or payment of any dividend or the making of any distribution on the capital stock of the Company; or the declaration or payment of any dividend or the making of any distribution on the capital stock of any of the Company's subsidiaries that are not wholly owned by the Company;

   (m) the approval of the annual budget for the Company and any material changes thereto; or

   (n) the entering into by the Company or any of its subsidiaries of material contracts, licenses or leases, except in the ordinary course of their respective businesses .

   4.   TRANSFERS OF COMPANY SECURITIES.

   (a) No Stockholder (the TRANSFEROR) shall sell, transfer, assign, give, pledge, hypothecate or otherwise dispose of, directly or indirectly (a TRANSFER), any Company Securities other than in a Permitted Transfer. As a condition to the completion of each Permitted Transfer, with the exception of the Permitted Transfers pursuant to Sections 4 (b)(6), and 4(b)(8), or to a designee under 4 (b)(2)(A), the person or entity to whom the Company Securities are Transferred (the TRANSFEREE) shall be required to execute a written instrument, reasonably satisfactory to the other Stockholder (the NON-TRANSFERRING STOCKHOLDER), agreeing to become subject to the terms and conditions of this Agreement. Upon the execution of such written instrument the Transferee shall become a Stockholder for purposes of this Agreement, and shall become a member of the same Stockholder Group as his or its Transferor with respect to the Transferred Company Securities.

   (b)  A PERMITTED TRANSFER shall mean any of the following Transfers:

        (1) A Transfer of Company Securities by Liberty to members of the Liberty Stockholder Group or a Transfer of Company Securities by Johnson to members of the Johnson Stockholder Group.

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       (2) A pledge or other grant of a security interest in vested Company
Securities in connection with the incurrence of bona fide indebtedness by the Transferor, but only if the pledgee or other secured party of the applicable Company Securities agrees as follows:

           (A) Upon any default or exercise of its rights under such pledge or security arrangement, before taking any other action to foreclose upon the pledged Company Securities, it will offer to sell to the Stockholders in the other (that is, other than the Transferor's) Stockholder Group (or their designees) a portion of the pledged Company Securities, valued at the appraised fair market value thereof, equal to the applicable amount required to cure such default.

           (B) If such portion of the pledged Company Securities is purchased by the other Stockholder Group (or their designees), so that the secured debt has been completely discharged, the pledgee or other secured party will thereupon return to the Transferor the remainder of the pledged Company Securities, free and clear of the pledge or other security interest.

       (3) A Transfer by Johnson (or his estate) of Company Securities, without consideration, in any of the following situations:

           (A) A Transfer to, or in trust for the benefit of, members of his immediate family (consisting of his parents, spouse, siblings, children, and grandchildren) or an entity wholly-owned by Johnson and/or members of Johnson's immediate family.

           (B) A Transfer to a legal representative in the event Johnson is adjudicated mentally incompetent.

       (4) A Transfer by members of Johnson's immediate family (or the estate of such member of Johnson's family) of Company Securities, without consideration, in any of the following situations:

           (A) A Transfer to, or in trust for the benefit of, other members of Johnson's immediate family.

           (B) A Transfer to a legal representative of such member of Johnson's immediate family in the event that such member of Johnson's immediate family is adjudicated mentally incompetent.

       (5) A Transfer by a trustee of Company Securities owned by a trust to the grantor or settlor of the trust or any beneficiary of the trust pursuant to the terms of the trust.

       (6) An indirect Transfer of Company Securities, provided that any such

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indirect Transfer which results in the person or entity which receives the
Company Securities ceasing to be a member of the transferor's Stockholder Group shall be a Permitted Transfer only if such Transfer is made in compliance with the right of first refusal procedures set forth below. For purposes of this Agreement, an INDIRECT TRANSFER includes a transfer of a controlling interest in any entity that owns Company Securities, and the right of first refusal shall instead apply to such controlling interest rather than to the Company Securities held by such entity.

       (7)  A Transfer of Company Securities to an employee stock option plan
(ESOP), if any, established by the Company.

       (8) A Transfer as to which the Non-Transferring Stockholder has failed to exercise its right of first refusal as set forth in Section 5.

       (9) A Transfer of Company Securities consented to in writing by the Non-Transferring Stockholder.

   5.  RIGHT OF FIRST REFUSAL.

   (a) If a Stockholder has received a bona fide offer from an unaffiliated third party (a THIRD PARTY OFFER) to purchase all or any portion of its Company Securities, which offer the Stockholder desires to accept, such Stockholder (the OFFERING STOCKHOLDER) shall notify the other Stockholder (the OFFEREE STOCKHOLDER) of such Third Party Offer and the material terms thereof. Such notice (the OFFER NOTICE) shall constitute an offer (the OFFER) by the Offering Stockholder to the Offeree Stockholder to purchase all, but not less than all, Company Securities which the Offering Stockholder desires to sell upon the same terms (including net economic terms) and conditions as such Third Party Offer. If all or part of the consideration in such Third Party Offer consists of non-cash consideration, such non-cash consideration shall be valued at the fair market value thereof, as mutually agreed by the parties, or if the parties cannot agree, by a customary appraisal procedure to be performed by unaffiliated investment banking firms having experience in the valuation of cable television networks; provided, however, that to the extent the consideration to be paid by the Offeree Stockholder differs from that to be paid in the Third Party Offer, such Offeree Stockholder shall not be entitled to accept such Offer unless the terms and conditions upon which it is to purchase such Company Securities, in the aggregate, are no less favorable to the Offering Stockholder than those receivable by it in the Third Party Offer.

   (b) If the Offeree Stockholder desires to accept such Offer, it shall notify the Offering Stockholder within 30 days of the date of delivery of the Offer Notice. Such notice shall constitute the Offeree Stockholder's acceptance of the Offer and agreement to purchase such Company Securities upon the terms and conditions contained in the Offer Notice and in this Agreement. The Offeree Stockholder shall be entitled to assign its right to purchase the offered Company Securities to a third party. The purchase and sale of such Company Securities shall be pursuant to an agreement containing representations and warranties, conditions to closing and other terms and conditions customary in transactions of such type, including, but not limited to,

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receipt of any required governmental consents and approvals.

   (c) If the Offeree Stockholder fails to accept such Offer, the Offering Stockholder shall be entitled to sell such offered Company Securities pursuant to such Third Party Offer, provided that (i) the closing of such transaction occurs within 120 days of the date of delivery of the Offer Notice and (ii) the terms and conditions of such sale (including price) are no less favorable to the Offering Stockholder than the terms and conditions set forth in the Offer Notice. An unaffiliated third party purchaser acquiring Company Securities in accordance with the foregoing procedures shall acquire such securities free and clear of any obligations, and shall have no rights under, this Letter Agreement or the Stockholders Agreement.

   (d) After an initial public offering of the Company's equity securities, each Stockholder shall also have a right of first refusal upon a proposed Transfer by a Stockholder pursuant to registered offerings and open market sales, provided, however, that (i) the price at which the Offering Stockholder shall offer shares to the Offeree Stockholder shall not exceed the average market price of such shares over the three trading days preceding such Offer Notice, in the case of open market sales, or the three trading days preceding the effectiveness of any such registered offering, in the case of a registered sale, and (ii) the Offeree Stockholder shall be required to accept such offer within one day of such notice in the case of open market sales and registered offerings.

   (e) The right of first refusal provided for in this Section shall apply to any proposed Transfers to a Company ESOP.

   6. TERMINATION OF RIGHTS. A Stockholder shall cease to be entitled to exercise the rights under Sections 2,3, 4, 5 and 9 of this Agreement (but shall continue to be obligated to perform its obligations hereunder) as of the date that its Stockholder Group collectively ceases to own at least 1,601,145 shares of Company common stock (or the equivalent, adjusted, as appropriate, after the Merger to account for any stock splits or recapitalization). In addition, as of the date referred to in the preceding sentence, in the case of Liberty, if applicable, it shall cease to have the rights provided for in Section 7, except that Libery shall continue to have the rights provided for in the last sentence in Section 7(a).

   7.   EXIT RIGHTS.

   (a) If the Company's Common Stock is not registered under the Securities Exchange Act of 1934, as amended (the EXCHANGE ACT), and listed on a national securities exchange not later than the fifth anniversary of the Effective Time of the Merger, then Liberty will have the right, for ten years, exercisable each year only during the 90 day period starting with the anniversary of the effective date of the Merger, to require that the Company take such actions as may be necessary to cause the Company to (i) register its Common Stock under the Exchange Act and (ii) list its Common Stock on a national securities exchange. Johnson agrees to use his reasonable best efforts to cause the Company to take such actions. Alternatively, upon notice

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from Liberty of its election to require the Company to take the actions provided for in the first sentence of this subsection, Johnson may elect to purchase, or cause the Company to purchase, all of Liberty's Company Securities at fair market value, to be determined by appraisal. The parties agree that in connection with an initial public offering of the Company's Common Stock, they shall each have piggy-back registration rights, subject to requirements imposed by the underwriters. After such initial public offering, the parties shall have registration rights providing each party with not less than three demand registrations; provided, however, that each party shall bear all costs and expenses of their respective demand registrations after the first such demand registration.

   (b) Upon the death of (i) Johnson, if his spouse has predeceased him (or if he and his spouse are deemed to have died simultaneously); or (ii) Johnson's spouse, if Johnson has predeceased his spouse and she is the owner of Company Securities formerly owned by him, the estate of Johnson or his spouse, as appropriate, may, at its election, require the purchase of Company Securities from the estate, in one or more transactions, in an amount sufficient to enable the legal representative of such Stockholder to pay estate and other taxes, funeral, and expenses incident to the transfer of the estate. The Company Securities shall be purchased at their fair market value, to be determined by appraisal, as provided under this Agreement. Liberty shall be given the first opportunity by the Estate or spouse to purchase such Company Securities, using the procedures set forth in Section 5. If Liberty declines, then the Company must: (i) arrange for the sale of such Company Securities to a third party; or
(ii) purchase such Company Securities; or (3) arrange for the sale of all or a part of the Company sufficient, through appropriate corporate means, to provide to the Estate such amounts as are required by the Estate for the purposes stated in this subsection.

   8. COMPENSATION TO THE PARTIES. The parties acknowledge that so long as Robert L. Johnson is serving as the Chairman of the Board and Chief Executive Officer of the Company on a full time basis, it is their mutual goal to provide for aggregate annual compensation to Johnson of $6 million per year and to Liberty of $2 million per year, adjusted upward annually at the greater of (i) 5 percent; or (ii) increase in the consumer price or similar index, and subject to annual review and reasonable bonus consideration and award, in respect of services to be provided by such persons to the Company, in each case subject to compliance with the Company's credit facilities (and, to the extent such credit facilities will not permit the full payment of such amounts, the parties agree that such compensation payable to each of them shall be deferred pro rata and the amount of such reduction carried over and added to the compensation to be paid in the following year (or years, as appropriate)). Such compensation shall be structured in a manner which provides the greatest tax benefits to the Company.

   9. STOCK REPURCHASES. The parties agree that, except as otherwise provided in Section 7 above, without the consent of both Stockholders the Company (and any Company ESOP) will not be permitted to repurchase Company Securities from one Stockholder without offering to repurchase a pro rata amount of Company Securities from the other Stockholder on the same terms and conditions.

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   10.  COMPANY LOAN TO JOHNSON. The parties acknowledge and agree that Johnson and BTV Acquisition Corporation, or the Company, or both as appropriate will enter into a loan agreement providing for a loan to Johnson up to an aggregate of $35 million (the JOHNSON LOAN), to be used for matters previously discussed between the parties. This obligation will be fully binding on the Company after the consummation of the Merger. The Johnson Loan shall be for a term of not less than five, but no more than ten, years and shall bear interest at a rate equal to the applicable rate (which may vary over time depending on the final structure of the financing obtained) at which the Company has borrowed the funds to finance the Merger. Johnson shall have the option to pay interest currently or to allow interest to accrue and be paid at maturity. Johnson may sell shares of Company Securities to a Company ESOP, if applicable, from time to time, and use the proceeds to pay interest.

   11. PCS LICENSE. At the appropriate time to be reasonably determined, Johnson and any entities controlled by him intend to take actions as will result in the Company owning such rights to certain PCS licenses which may be now held by R & S PCS, Inc., and which results in the release of the pledge of shares of BET Holdings, Inc., currently owned by Johnson. Such actions may include, but not be limited to the sale, transfer or assignment of all of Johnson's (or R & S PCS Inc.'s) right, title and interest in and to such licenses, or a merger of R & S PCS, Inc., on a tax free basis, with or into BTV or the Company, or another entity, as reasonably determined. The final form of this transaction will be subject to Liberty's approval, not to be unreasonably withheld or delayed.

   12.  OTHER PROVISIONS.

   (a) Notwithstanding anything in the September 11, 1997, letter agreement, all options held by Johnson in the Company shall vest and automatically become options to acquire an equal number of shares of common stock of the surviving Company (adjusted, if necessary, depending on the final capital structure of BTV and the Company) at the same aggregate price as if all of his options vested and were exercised prior to the Merger.

   (b) Notwithstanding anything in this Agreement to the contrary, for a period of 5 years following the effective time of the Merger, provided that the Liberty Stockholder Group owns at least 533,715 shares of Company common stock (or the equivalent, adjusted, as

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appropriate, after the Merger to account for any stock splits or recapitalization).

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